EXHIBIT 3


                     MANUFACTURERS AND TRADERS TRUST COMPANY
                                 350 Park Avenue
                               New York, NY 1.0022

                                                      April 20, 2005

Majestic Empire Holdings, L.L,C.
c/o Mr. Bradford Honigfeld
The Briad Group
78 Okner Parkway
Livingston, NJ 07039

                         Re: $6 Million Revolving Loans


Dear Mr. Honigfeld:

         We are pleased to advise you that Manufacturers and Traders Trust Company (the "Bank") has approved an additional separate credit facility to the Borrower set forth below in the aggregate principal sum of up to SIX MILLION DOLLARS ($6,000,000) secured by, among other things, first mortgages on the land and improvements comprising 4 restaurants in NEW YORK listed on EXHIBIT C hereto (individually and collectively the "Property").

         The Loan will be made and accepted subject to and in accordance with the following terms and conditions of dais commitment:

         1. Terms of the Loan.

         Borrower:                  Majestic Empire Holdings, L.L.C., a Nevada
                                    limited liability company qualified to do business in, among others, the State of NEW
                                    YORK [set up as a bankruptcy remote entity] wholly owned by Bradford Honigfeld
                                    ("Bradford") provided that Bank will not unreasonably withhold its consent to (a) another person reasonably acceptable to Bank acquiring up to 49% of the equity of Borrower or to estate planning transfers as permitted on Exhibit A provided, in all cases, the entity still is controlled by Bradford or (b) in the event of Bradford's death or long term total disability a succession plan described on Exhibit A effected within six months of such event.

         Principal Amount:          Up to $6,000,000 (the "Loan") subject to
                                    conditions as to amount as hereinafter set forth.

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         Commitment Fee.            The commitment fee due to Bank hereunder is
                                    $22,500.

         Quarterly Unused
         Availability Fee:          Borrower shall pay to Bank on August 10,
                                    2005 and the 10th of each November,
                                    February, May and August thereafter an
                                    Unused Availability Fee equal to 1/4 of 1% of the average unused availability amount of the Loan during the prior calendar quarter;
                                    provided that if the average quarterly
                                    outstanding amount of the Loan was more than 50% of the maximum amount (whether or not drawn) of the Loan during such quarter, no such fee shall be due for the quarter.

         Term: 4-year revolving period with a final maturity date of MAY 1, 2009. (Closing is expected on or before May 15, 2005 and, if materially delayed, the Term will be adjusted to the first day of a subsequent month with other corresponding date changes). Notwithstanding anything to the contrary state herein, the Loan shall at all times be on a demand basis.

         Extension Option:          Borrower shall have the right to extend the
                                    term of the Loan for two (2) one (1) year option periods provided (i) it gives the Bank at least sixty (60) days prior written notice, (ii) it is not then in default beyond applicable cure periods (and there is no event which, with the passage of time or giving of notice or both, would constitute a default ["Incipient Default"]), (iii) the loan to value if the Loan were fully advanced, based upon Bank's then appraisal
                                    [Bank does not expect to do annual
                                    reappraisals of the Property but reserves the right to reappraise or to update the appraisal of any Property at any time in accordance with its commercial lending practices and policies from time to time
                                    "Policy Reappraisals"] , does not exceed 75% and (iv) with its written extension notice, Borrower pays Bank an extension fee for each extension of 1/4 of 1% of the maximum available (whether or not drawn) under the Loan.

         Payments:                  Borrower will pay interest only on the Loan.
                                    No principal payments shall be required
                                    until maturity or demand.

         Rate of Interest:          The rate of interest will be at a Contract
                                    Rate equal to, at Borrower's election from time to time, (a) 167.5 basis points over (at closing and each subsequent Adjustment
                                    Date) 1 day reserve adjusted LIBOR as
                                    reported on each business day of the Bank, or (b) the rate announced by the Bank from time to time as its prime rate of interest
                                    ("Prime") and, in all cases, computed on the actual number of days over a 360-day year and payable monthly. If at any time Bank has no announced Prime or similar rate, then such rate shall be the general prime or similar rate published by the Wall Street
                                    Journal. Interest shall commence as of the date of a disbursement.

         Purpose of Loan: The proceeds of the Loan will be used to pay off existing loans on the Property, if any, to back letters of credit, to provide funds for new acquisitions, construction and development, for working capital, investments and other business purposes (but not to acquire or carry "margin securities").

         Funding: Advances under the Loan will be disbursed from time to time upon request of the Borrower but subject to all the conditions hereunder and the other Loan Documents, including, without limitation, the following:

                                    (i)   Maximum loan to value ratio based on
                                          an appraisal [the "Appraisal"] ordered
                                          by Bank (in connection with the
                                          Closing or a Policy Reappraisal) shall
                                          be no more than 75% based on both (A)
                                          the leases with the tenants and (B)
                                          the fair market value of the Property
                                          without the tenant leases,

                                    (ii)  No other moneys owed by Borrower to
                                          any party, whether or not secured by
                                          liens other than (A) monies due in the
                                          ordinary course of business and
                                          subject to normal industry terms,
                                          provided such sums are not secured by
                                          liens on the Property, (B) loans due
                                          to Beth Honigfeld ("Beth"), Bradford,
                                          the Briad Group (other than Borrower)
                                          and other entities under Bradford's
                                          control (collectively and individually
                                          the "Honigfeld Group"), all of which
                                          will have been subordinated to the
                                          Loan (as of the date hereof the Briad
                                          Group [which is not an entity but
                                          merely a defined term] includes (1)
                                          Briad Wenco, LLC, (2) Briad Restaurant
                                          Group, LLC, (3) Briad Construction
                                          Services, LLC, (4) Briad Wentwo, LLC,
                                          (5) Briad Lodging Group, LLC and (6)
                                          the Borrower), (C) guarantees by the
                                          Borrower and/or recourse obligations
                                          to the Borrower (whether or not
                                          covered by (A) above) which do not in
                                          the aggregate exceed $5 million at any
                                          one time, and (D) nonrecourse debt
                                          secured solely by assets of the
                                          Borrower other than the Property,

                                    (iii) The Franchise Agreements for Wendy's
                                          Old Fashion Hamburgers with Wendy's
                                          Old Fashioned Hamburgers of New York,
                                          Inc., or one or more of its
                                          subsidiaries (hereinafter individually
                                          and collectively called the
                                          "Franchisor") for each of the
                                          restaurants; (and the Management


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

                                          Agreements with an affiliate of the
                                          Briad Group (the "Manager") for the
                                          Property shall continue to be in full
                                          force and effect (and the Franchisor
                                          and Manager shall have delivered to
                                          Bank consents to the assignment of
                                          their agreements to Bank, or in the
                                          case of Franchisor a tri partite or
                                          similar comfort letter from Franchisor
                                          reasonably acceptable to Bank;
                                          provided that such rights in favor of
                                          Bank may be subject to prior rights of
                                          Bank of America as Agent for itself
                                          and other lenders ["BofA"] or any
                                          replacement leasehold mortgagee [BofA
                                          or such other leasehold mortgagee, a
                                          "Leasehold Mortgagee"] which is
                                          providing financing to the tenants of
                                          each Property),

                                    (iv)  Receipt by Bank at Closing of a
                                          satisfactory environmental screen for
                                          each site (and if problems are
                                          disclosed for any site a satisfactory
                                          Phase I environmental report on the
                                          site and, if required, a satisfactory
                                          Phase II report) covering, among other
                                          things, any asbestos and underground
                                          storage tanks [Bank does not expect to
                                          do annual environmental updates of the
                                          Property but reserves the right to
                                          update any environmental of any
                                          property at any time in accordance
                                          with its commercial lending practices
                                          and policies from time to time,
                                          "Policy Environmental Updates"],

                                    (v)   There shall be no event of default or
                                          an Incipient Default under any of the
                                          documents relating to the Loan (the
                                          "Loan Documents"),

                                    (vi)  Bank shall have received with respect
                                          to each Property either (A) an opinion
                                          from Borrower's zoning counsel, (B) a
                                          specific guaranty of zoning on the
                                          survey (with evidence satisfactory to
                                          Bank that the surveyor's malpractice
                                          policy covers such a guaranty of
                                          zoning), or (C) a title policy
                                          endorsement that the improvements
                                          comply with all zoning requirements
                                          (including wetland set backs) and any
                                          special zoning, parking or
                                          environmental regulations encompassed
                                          in any special resolutions passed by
                                          the relevant governmental authorities
                                          to the extent that such endorsements
                                          are available at a reasonable price in
                                          a state, or (D) a letter from the
                                          zoning authority satisfactory to the
                                          Bank; provided that if Borrower has at
                                          least a valid certificate of occupancy
                                          (or a temporary certificate of
                                          occupancy with only such conditions as
                                          are acceptable to Bank in its sole
                                          discretion) for a particular Property,
                                          Borrower shall have six months after
                                          closing to comply with conditions
                                          either (A), (B), (C) or (D) as to such
                                          Property. Whenever in this Commitment

                                          Letter or any loan document Borrower
                                          is given a time period to comply with
                                          a requirement for a Property, if
                                          Borrower has not complied within such
                                          period (unless the requirement has
                                          been waived or the period has been
                                          extended in writing by Bank in its
                                          sole discretion), the maximum Loan
                                          amount shall be temporarily reduced by
                                          the Allocable Loan Amount (on Exhibit
                                          C) for such Property (a "Temporary
                                          Reduction") until the requirement has
                                          been met.

                                    (vii) Borrower shall deliver a certificate
                                          restating and updating its
                                          representations and warranties (and,
                                          unless Borrower gives Bank prior
                                          written notice to the contrary which
                                          is received by Bank within a
                                          reasonable time to act thereon, a
                                          request for a draw down shall be
                                          deemed an affirmation by Borrower of
                                          the continued material accuracy of
                                          such representations and warranties
                                          with the same effect as though made in
                                          a separate certificate and shall
                                          satisfy this condition).

                                    (viii)The "Guarantor" (as defined below)
                                          shall have acknowledged in writing
                                          that any additional disbursement is
                                          covered by the Guaranty (which
                                          acknowledgment will be deemed
                                          contained in the Guaranty and will
                                          remain in full force and effect and
                                          which shall satisfy this condition
                                          unless the Guarantor gives Bank
                                          written notice to the contrary which
                                          is received by Bank within a
                                          reasonable time for Bank to act in
                                          accordance therewith).

                                    (ix)  Bank shall have received a signed copy
                                          of a net lease for each portion of the
                                          Property

                                          (A)    on a form previously approved
                                                 by Bank

                                          (B)    reflecting the net rent on
                                                 EXHIBIT C

                                          (C)    with the tenant shown on
                                                 EXHIBIT C

                                          (D)    together with an estoppel
                                                 letter from each tenant in a
                                                 form satisfactory to Bank

                                          (E)    The annual rent from all the
                                                 leases for the Property shall
                                                 be at least $675,000, subject
                                                 to adjustments for any releases
                                                 of a Property as set forth
                                                 below (a lease meeting all of
                                                 these requirements of (A)-(D)
                                                 when all such leases meet the
                                                 requirements of (E) shall be
                                                 herein called an "Approved
                                                 Lease").


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

                                    (x)   Bank shall establish a lock box in the
                                          name of Bank into which all rent shall
                                          be deposited and out of which required
                                          debt service payments on the Loan
                                          shall be made each month; provided
                                          that there is no event of default or
                                          Incipient Default, after payment of
                                          debt service on the Loan, all
                                          remaining cash in the lock box account
                                          shall be transferred to Borrower's
                                          account at Bank.

                                    (xi)  Each individual restaurant tenant
                                          shall maintain each calendar year
                                          EBITDAR to "Fixed Charges" of at least
                                          115%, "EBITDAR" shall mean Net
                                          Operating Income as defined on EXHIBIT
                                          A but adding back interest, taxes,
                                          depreciation, amortization and rent
                                          for the Property. "Fixed Charges"
                                          shall mean all rent, debt service
                                          payable by the tenant, real estate
                                          taxes, income taxes of tenant and
                                          capital lease payments and capital
                                          expenses, including rent due to
                                          Borrower for the restaurant but
                                          excluding any other payments to the
                                          Honigfeld Group on any loans made to
                                          tenant and which are subordinated to
                                          all other fixed charges and payable
                                          only to the extent of available cash
                                          flow after all other expenditures.

                                    Because the provisions set forth in this and other sections as conditions for disbursements are for the benefit of Bank, Bank shall have the right, in its sole discretion, to waive any such condition on one or more occasions, provided, however, that such waiver shall be invalid unless it shall be signed by Bank and refer specifically to the provision waived and the incident or transaction involved and shall not, unless so stated, constitute a permanent waiver of the condition or provision.

         Prepayment:                (a)   Borrower will have the right to
                                          prepay the principal, on at least two
                                          (2) business days' notice, in
                                          integral multiples of $100,000 with
                                          interest computed to the day on which
                                          prepayment is received, with a LIBOR
                                          breakage prepayment premium if a
                                          LIBOR rate is in effect if the
                                          payment does not occur on an
                                          Adjustment Date.

                                    (b)   Reborrowings of amounts prepaid will
                                          be permitted.

                                    (c)   If at any time the Loan is secured by
                                          one or more properties located in New
                                          York State, unless the Borrower has
                                          given Bank written notice waiving any
                                          right to further advances, Borrower
                                          shall deposit with Bank with each
                                          repayment an amount equal to the
                                          mortgage recording tax that will
                                          become due when Borrower requests a
                                          readvance of the amount repaid, which
                                          sum will be held in an interest


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

                                          bearing account at Bank and shall be
                                          additional security for the Loan (the
                                          "Recording Tax Escrow"). When
                                          Borrower requests a readvance Bank
                                          will disburse from the Recording Tax
                                          Escrow to the recording office the
                                          amount of the mortgage recording tax
                                          then due, up to the amount in the
                                          Recording Tax Escrow; any additional
                                          amount payable shall be paid by
                                          Borrower upon demand of Bank. When
                                          the Loan is repaid and all mortgage
                                          recording taxes and any other fees
                                          and charges are paid, any balance in
                                          the Recording Tax Escrow shall be
                                          released to Borrower.

         Guaranty:                  Bradford (the "Guarantor"), will guarantee
                                    under a guaranty (the "Guaranty") which will be in form and substance satisfactory to Bank and its counsel (a) the interest and other charges (but not principal) of the Loan and (b) until the 20 year use restriction of the following Properties to a Wendy's restaurant only is modified by Wendy's to the reasonable satisfaction of Bank in the event Bank is required to foreclose or otherwise take control of a Property (generally in the form of the draft
                                    Limitation on Restriction sent by Bank's counsel to Borrower (with such changes in form or substance as Wendy's may reasonably request), Guarantor shall also guarantee any principal loss to the Bank to the extent of the Allocable Loan Amounts of the Properties related to restaurants 313 and 314 to which such use restriction applies.

         Financial                  Borrower will be required to submit to Bank
         Reporting:

                                    (a)   with respect to Borrower and on each
                                          tenant:

                                          (i)    not later than one hundred
                                                 twenty (120) days after each
                                                 fiscal year, financial
                                                 statements prepared by Borrower
                                                 and certified by its chief
                                                 financial officer, followed
                                                 within five (5) months after
                                                 each fiscal year by financial
                                                 statements reviewed by an
                                                 independent certified public
                                                 accountant. Such annual
                                                 statements must be satisfactory
                                                 to Bank in all respects.

                                          (ii)   copies of all tax returns filed
                                                 with the federal government
                                                 (and upon request any local or
                                                 state flings) provided that if
                                                 any tax return is on an
                                                 extension, Bank shall be
                                                 provided with a copy of such
                                                 extension together with proof
                                                 of payment and a copy of the
                                                 return promptly after filing.


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

                                          (iii)  such other information as Bank
                                                 shall reasonably request from
                                                 time to time.

                                    (b)   With respect to the Briad Group
                                          (excluding hotel properties):

                                          (i)    not later than forty five (45)
                                                 days after the end of each
                                                 quarter, quarterly financial
                                                 statements prepared internally
                                                 and certified by its chief
                                                 financial officer.

                                          (ii)   not later than one hundred
                                                 twenty (120) days after each
                                                 fiscal year, financial
                                                 statements prepared internally
                                                 and certified by its chief
                                                 financial officer, followed
                                                 within five (5) months after
                                                 each fiscal year by financial
                                                 statements audited by an
                                                 independent certified public
                                                 accountant. Such statements
                                                 must be reasonably satisfactory
                                                 to Bank in all respects. The
                                                 financial statements for the
                                                 Briad Group are permitted to be
                                                 presented on a consolidated
                                                 basis but any nonconsolidated
                                                 affiliates must have their
                                                 financial statements separately
                                                 prepared.

                                          (iii)  copies of all tax returns filed
                                                 with the federal government
                                                 (and upon request any local or
                                                 state filings) provided that if
                                                 any tax return is on an
                                                 extension, Bank shall be
                                                 provided with a copy of such
                                                 extension together with proof
                                                 of payment and a copy of the
                                                 return promptly after filing.

                                          (iv)   at least annually proof of
                                                 liquidity.

                                          (v)    by December 15 of each year a
                                                 budget for the following year
                                                 of each restaurant.

                                          (vi)   Such other information as Bank
                                                 shall reasonably request front
                                                 time to time (including without
                                                 limitation more frequent
                                                 financial and liquidity
                                                 information).

                                    (c)   With respect to Bradford:

                                          (i)    not later than one hundred
                                                 twenty (120) days after each
                                                 fiscal year, financial
                                                 statements signed by Bradford
                                                 on Bank's form or such other
                                                 form as may be reasonably
                                                 acceptable to Bank. Such annual
                                                 statements must be satisfactory
                                                 to Bank in all respects.

                                          (ii)   copies of all tax returns filed
                                                 with the federal government
                                                 (and upon request any local or
                                                 state filings) provided that if
                                                 any tax return is on an
                                                 extension, Bank shall be
                                                 provided with a copy of such
                                                 extension together with proof
                                                 of payment and a copy of the
                                                 return promptly after filing.

                                          (iii)  at least annually proof of
                                                 liquidity.

                                          (iv)   Such other information as Bank
                                                 shall reasonably request from
                                                 time to time (including without
                                                 limitation more frequent
                                                 financial and liquidity
                                                 information).

         Accounts:                  Borrower will establish, or cause the
                                    Manager to establish at closing, and
                                    maintain at Bank for the life of the Loan all of its operating accounts, security accounts (if permitted by applicable state laws), tax escrow accounts (all of which together with any local operating account at a third party bank permitted by Bank
                                    [provided that the local depositary
                                    recognizes Bank's collateral interest in the account in a form reasonably acceptable to Bank] are collectively called the
                                    "Accounts"), all of which to the extent of Borrower's interest therein, shall constitute additional security for the Loan.

         2. The Property consists of 4 restaurants in NEW YORK owned in fee by Borrower and leased to the tenant and listed on EXHIBIT C. The Property will operate under the Franchise Agreement and Management Agreement.

         3. Security for the Loan. The Loan will be evidenced by one or more demand grid notes (individually and collectively the "Note") in the maximum amount of the Loan, and secured by, among other things, one or more mortgages (individually and collectively the "Mortgage") which shall be a valid first lien on a good, unencumbered and marketable title in fee simple to the Property. The Loan also will be secured by, among other things, (a) a security interest duly perfected under the Uniform Commercial Code, subject to no prior or superior interest, covering all furniture, equipment, fixtures and articles of personal property, if any, of Borrower at any time affixed to, installed at, or used in connection with the operation of the Property (removable personal property with a depreciable life of 7 years or less is presumptively the property of the tenant at the Property), (b) an assignment of all leases, rents and profits of the Property, (c) an Environmental Indemnity Agreement signed by Borrower and Bradford, (d) an assignment of the Management Agreement, subject to the prior rights of the Leasehold Mortgage, (e) an assignment of the Franchise Agreement (if permitted by the Franchisor) and/or a tri-party agreement among Bank, Borrower and Franchisor, subject to prior rights of the Leasehold Mortgage, (f) a pledge of all Borrower's interest in the Accounts, and (g) all other security instruments and interests referred to in this letter or requested by Bank. All documents relating to the Loan must constitute legal, valid and binding obligations of Borrower and Guarantor, enforceable in accordance with. their terms and conditions, and free from any right of set off, counterclaim or other defense.

         4. Loan Documents Provisions. The Loan Documents shall be subject to the Standard Loan Terms set forth on Exhibit A attached hereto and in addition, among other things, be deemed to incorporate the following:

                  (a) Releases. Provided there is no event of default or Incipient Default, individual portions of the Property may be released by the Borrower.

                           (i)   upon 30 days prior notice to Bank;

                           (ii)  with a reduction to the maximum amount
                                 available of the Loan (which may require a pay down of a portion of the outstanding balance of the Loan at that time) of 115% of the Allocable Loan Amount as shown on EXHIBIT C, but not more than the maximum Loan that can, if fully drawn,
                                 (A) have Debt Service Coverage (based upon the trailing 12 month results) for only the Property remaining after the release of 130% and (B) represent no more than 75(degree),% of the appraised value of the remaining Property after such release; and

                           (iii) after the release, Borrower remaining in
                                 compliance with all other terms of the Loan.

                  (b) Event of Default. It shall be an event of default under the Loan if, among other things,

                           (i) Borrower is in default of any other obligations to Bank or any of its affiliates or there is a material default in any of Borrower's tenants' obligations to the Franchisor or to any Leasehold Mortgagee.

                           (ii) there is any material adverse change in the financial condition of any of Borrower's tenants.

                           (iii) Bradford ceases to control Borrower (except for
                                 a six month period during which Borrower is attempting to formulate an Approved Succession
                                 Plan) or Bradford (or his estate) fails at any time

                                 (A)    to maintain (on a rolling 12 month
                                        average) minimum liquidity of at least
                                        $5 MILLION (personally and through
                                        wholly owned companies). As used in this paragraph, the term. "liquidity" will mean cash plus marketable securities (with U.S. Government securities and municipal bonds valued at 100% of their latest bid price, New York Stock Exchange securities valued at 70% of their latest regularly traded bid price, American Stock Exchange securities valued at 60% of their latest regularly traded bid price and NASDAQ national Market System securities valued at 50% of their latest regularly traded bid price). However, all assets in IRAs, Keogh Plans or any other pension or retirement plan and all other investments of any sort will be excluded in any calculation of liquidity. The existence of such minimum liquidity shall be certified to Bank in writing at least quarterly.

                                 (B)    to maintain a minimum net worth of at
                                        least $50 million (before consideration
                                        of estimated taxes an possible future
                                        property dispositions for market values
                                        in excess of their respective tax
                                        basis).

                           (iv) Borrower shall not, without Bank's prior written consent (which shall not be unreasonably withheld or delayed),

                                 (A) terminate, waive any material term of or permit any amendment to any material term of any lease for any portion of the Property.

                                 (B)    permit any change in use from that
                                        permitted by lease for any portion of
                                        the Property.

                                 (C)    Permit any structural or exterior
                                        alterations or additions to any portion
                                        of the Property, except for renovations
                                        or updates from time to time in the
                                        ordinary course of business.

                                 (D) Permit any Tenant of any portion of the Property to have any self insurance or large deductible plans without Bank's prior written approval [subject to obtaining written details and its insurance consultant's final review of all relevant insurance policies, Bank anticipates approving at this time an insurance plan wherein the Briad Group has deductibles of approximately $50,000 per occurrence].

                                 (E)    Permit any assignment of the lease of
                                        any portion of the Property or permit
                                        any other person than the tenant named
                                        on a lease to occupy any portion of the
                                        Property or release any original tenant
                                        of any portion of the. Property from its obligations under such lease, (even after the permitted assignments or subleasing thereof) without in each case the prior written consent of Bank, not to be unreasonably withheld or delayed.

                  c. No Liens. No other mortgages or liens may encumber the Property without Bank's prior written consent, except leasehold mortgages (without recourse to Borrower or the Borrower's interest in the Property) in favor of BofA with respect to Approved Leases.

                  d. Debt Service Coverage Requirement. Borrower will be in default if it does not have Debt Service Coverage tested each calendar quarter based upon results for the prior 12 months commencing with the first calendar quarter after the closing, of at least 115%, provided that, in the event the Debt Service Coverage as determined by Bank will, at any time, be less than 115%, Borrower may cure the Default by either (A) making a principal prepayment on the Loan in an amount sufficient to increase the Debt Service Coverage to 115%, or (B) keeping on deposit with Bank- at all times thereafter (until after the Debt Service Coverage shall be at least 115% for two consecutive quarters) a cash Interest Reserve (which shall constitute additional collateral for the Loan) equal to six months' interest on the Loan.

                  e. Closing Expedited. At Borrower's request, Bank is expediting the Closing. Borrower has delivered to Bank title commitments for the Property dated on or about December 2004 and January 2005 or other recent dates and such items are being reviewed by Bank's counsel with objections noted (in a letter from Bank's counsel to Borrower prior to Closing) and with a fixed time for each item to be remedied by Borrower (generally 60 days as the time for older surveys to be rectified to Bank and most other title objections). To the extent that a title objection in Bank's counsel's letter is not remedied to Bank's counsel's reasonable satisfaction by the date required (unless waived or extended by Bank in writing), the maximum amount of the Loan shall be reduced temporarily by the Allocable Loan Amount of the Property to which the abjection related, until such objection is remedied.

         5. Conditions. The obligation of Bank to make the Loan and the fundings thereof is expressly subject to:

                  a. The satisfaction of and compliance with each of the material provisions and conditions in this Commitment,

                  b. The satisfaction and compliance with each of the material General Conditions annexed hereto, which are an integral part of this commitment.

                  c. Borrower shall submit to Bank and its counsel (i) the Management Agreement between the tenant under an Approved Lease and its Manager, if any, with respect to the management of the Property and (ii) the Franchise Agreement with the Franchisor and the tenant of each Approved Lease. At all times while the Loan is outstanding the Manager or the tenant under an Approved Lease shall manage the Property and the Property shall operate under the Franchise Agreement. Such Management Agreement and Franchise Agreement shall each be assigned to Bank (except that the Franchise Agreement may be the subject of a tri-party agreement among Bank, Borrower and Franchisor) and subject to prior rights of the tenant and of B of A and shall be terminable by Bank at the sole option of Bank upon foreclosure of the Mortgage or other acquisition of the Property by Bank or its assignee.

                  d. Borrower, Bradford nor any tenant of Borrower is (or will be) a person with whom Bank is restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury of the United States of America ("Treasury") (including those persons named on OFAC's Specifically Designated and Blocked Persons list) or under any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Treasury in consultation with the federal functional regulators, or under any statute, executive order, or other governmental action, and Borrower, Bradford nor any tenant of Borrower is engaging, or shall engage, in ally dealings or transactions or shall otherwise be associated with such persons. In addition, Borrower hereby agrees to provide the Bank with any additional information that the Bank deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

                  e. In the went of Bradford's death or long term total disability, Bank in its sole discretion may refuse to make further advances under the Loan until an Approved Succession Plan has been approved in writing by Bank, but no such advance shall constitute Bank's approval of such Plan.

         6. Restrictions on Assignment. The identity of the persons with whom Bank deals is of material importance to it. Accordingly, this commitment may not be assigned or transferred.

         7. Broker. Borrower represents and warrants to Bank that neither it nor any other person referred to herein has dealt with any broker with respect to the financing transaction contemplated hereby and by accepting this commitment, and Borrower agrees forever to indemnify and save Bank harmless from and against any and all claims or suits for compensation, commissions or otherwise (and all costs, losses and expenses, including, but not limited to, attorneys' fees and expenses related thereto) that may be asserted or made by any broker, person or entity claiming to have dealt with or to have been employed by Borrower or any of such other persons or representatives of them. This provision shall survive the Closing and repayment of the Loans.

         8. Bank Counsel. Bank will be represented in this matter by Malman & Goldman, LLP, 152 West 57th Street, 35th Floor, New York, NY 10019 (telephone number 212-397-1100, fax number 212-265-9078) with the assistance of local counsel in each state where a site is located other than New York State. All correspondence directed to Bank's counsel should be addressed to the attention of Arthur B. Malman, Esq.

         9. Closing. The closing of the Loan (the "Closing") will take place at such office as may be agreed upon by Borrower and Bank on a date an or prior to the Commitment Expiration Date (as hereinafter defined) as shall be designated by Borrower in a written notice to Bank and its counsel, given not more than thirty (30) days nor less than ten (10) days prior to the date so designated, provided a title report, survey, appraisal, phase I environmental report and any other documents and information requested by Bank or its counsel in connection with the Loan have been furnished to and are satisfactory to Bank and its counsel on or before the date such notice is given and provided all other conditions to Closing have been met or will be met at the Closing. All documents required under this commitment will be executed and delivered at or prior to the Closing.

         10. Expenses. The acceptance by Borrower of this commitment will constitute its unconditional agreement to pay all reasonable out of pocket fees, costs, charges and expenses with respect to the Loans, or its making or in any way connected therewith, including, without limiting tile generality thereof: the fees and expenses of Bank's counsel (and special local counsel) for the preparation of the loan documentation and the examination of title, survey, tenant leases, etc., and for closing the Loan (the fees of Malman & Goldman, LLP are initially estimated not to exceed $15,000 for the Loan covered by this commitment letter only, assuming timely comments to Loan Documents and subject to adjustment for material title issues, substantial revisions to documents, or other unforeseen problems); fees and expenses of the Consulting Engineer, title report and title insurance premiums; survey costs; recording and filing fees; credit information charges; real estate tax service charges; documentary stamps; mortgage taxes; and any and all other taxes, fees and expenses payable in connection with this transaction, including fees for any required appraisals, environmental reports, inspections and property review. Bank will not be required to pay any premium, brokerage fee or commission or similar compensation in connection. with this transaction and Borrower agrees to defend, indemnify and hold Bank harmless against and from any and all claims for any fees, charges, taxes and compensation in connection with the Loan and its making. This provision shall survive the Commitment Expiration Date and repayment of the Loan.

         11. Acceptance and Expiration. Acceptance of this commitment will constitute agreement by Borrower to accept the Loan from Bank and authorization for Bank's counsel to proceed at Borrower's expense with the examination of title to the Property and to prepare for the Closing.

         This commitment will expire, and all obligations of Bank hereunder will terminate, on APRIL 25, 2005, if this Commitment is not signed and returned with the Commitment Fee then due, and, in any event, on AUGUST 1, 2005 ("Commitment Expiration Date"), if the Closing has not occurred on or before that date. Such dates are of the essence with respect to Borrower's and Bank's obligations hereunder.

         12. Financial information. Borrower hereby represents that all financial statements, documents and income and operating expense statements which have been previously submitted to Bank in connection with the Loan are true, complete and correct in all material respects and those for the Property accurately reflect the total revenues and expenses for the Property.

         13. Standard Loan Terms and General Conditions. Exhibits A and B, Standard Loan Terms and General Conditions (together with Schedules 1 and 2 thereto) are attached hereto and are incorporated herein by reference.

         14. MRE. To the extent that Bank notifies Borrower that this Loan is to be funded through MRE, Bank will be acting as agent in administering and arranging loans, including this mortgage loan, to be made through its affiliate, MRE, in whose name this commercial mortgage loan will be closed. Accordingly, any title insurance, hazard insurance, environmental report and the like should run in favor of M&T Real Estate Trust and all checks to be delivered in connection with the Closing should be made payable to M&T Real Estate Trust.

                  Furthermore, MRE may, at its election, to accommodate the standard operations of its computer system adjust any variable interest rate set in reference to a base as of the first day of the month following the date on which the change occurs rather than on the date of the actual rate change in the base and compute interest based on either a 360 or 365 day year.

         15. Entire Agreement. No statements, agreements or representations, oral or written, which may have been made by Bank or any employee, officer or agent acting on Bank's behalf with respect to the Loan, are of any force or effect, except to the extent stated in this commitment. This commitment, together with all representations and/or documentation heretofore furnished by borrower to Bank, embodies and constitutes the entire understanding with respect to the Loan, and supersedes all prior understandings and agreements by Borrower or on Borrower's behalf, or representations by Bank. No waiver, extension or modification of any of the terms or provisions of this commitment will be binding on Bank unless embodied in a document executed by it.

                 [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

         THIS COMMITMENT LETTER SHALL SURVIVE THE CLOSING. IF ANY TERMS HEREOF AND THE SIMILAR TERMS OF A LOAN DOCUMENT ARE INCONSISTENT, UNLESS THE LOAN DOCUMENT SPECIFICALLY STATES OTHERWISE BY REFERENCE TO HIS COMMITMENT LETTER, THE TERMS OF THE LOAN DOCUMENT SHALL, UNLESS OTHERWISE REQUIRED TO ASSURE THE ENFORCEABILITY OF BANK'S RIGHTS THEREUNDER, BE CONSTRUED IN ACCORDANCE WITH THE TERMS HEREOF.

                                           Very truly yours,

                                           MANUFACTURERS AND TRADERS TRUST
                                           COMPANY


                                           By:
                                               -----------------------------
                                           Name:    Jason Lipiec
                                           Title:   Vice President


Accepted and Agreed to:

Majestic Empire Holdings, L;LC.


By:
    --------------------------------
Name:    Bradford Honigfeld
Title:   Managing Member

EIN: 20-2589084
Organizational No.: LLC2009-2005

Dated: April __, 2005

                                    EXHIBIT A

                               Standard Loan Terns

CURE PERIODS, LATE CHARGE AND DEFAULT INTEREST RATE: Borrowers shall have 10 days to cure defaults in the monthly payments of principal and/or interest, or any Prepayment Premium due under the Note and defaults in the payments of escrow deposits, real estate taxes, insurance premiums, ground rents (if any) or any other payment due under the Mortgage; and (other than those defaults arising from bankruptcy and other insolvency) 30 days from the date notification is received from Bank to cure performance defaults under the Mortgage. If, however, such performance default is of a nature that it cannot be cured within such 30 day period, Borrowers shall lave a reasonable period of time after the date notice of default is received by Borrowers within which to effect such cure on the condition that Borrowers commence good faith efforts to cure within the 30 day period and demonstrates continuous diligent efforts in a manner reasonably satisfactory to Bank. If Borrowers fail to cure either the monetary or performance defaults described in this paragraph within the applicable grace period, then interest on the unpaid principal balance of the Note and all accrued interest thereon shall be collected at the rate set forth in the Note plus 5% per annum compounded monthly ("Default Rate") until the default is cured or the principal and all other amounts due under the Note and Mortgage are paid in full, whichever is earlier. In addition, if any monthly payment due on the
Note is not paid in full within 10 days from the date it is due, Borrowers will pay a late charge of 3% of the amount overdue.

DUE ON SALE OR ENCUMBRANCE: Except as specifically permitted herein, if (i) the Property or any part thereof, or any interest in the Property or in Borrowers is sold or conveyed; (ii) title to the Property or any interest therein is divested; (iii) the Property or any ownership interest in Borrowers is further encumbered (including my security for indebtedness other than the Note); (iv) any lease is entered into after the date hereof which gives the lessee any option to purchase the Property or any part thereof; or (v) the ownership of shares or memberships of Borrowers or any corporate or limited liability company general partner of Borrowers, or the general partnership interests in any partnership which is a general partner of Borrowers is encumbered, transferred or changed, without the prior written consent of Bank, then Bank shall have the right, at its option, to declare the indebtedness secured by the Mortgage, irrespective of the maturity date specified in the Note, immediately due and payable provided that the indebtedness shall not become due solely by virtue of such transfers as are, in the sole judgment of Bank (based upon written material presented to it for review prior to the proposed transfer), approved in writing by Bank as "reasonable estate planning transfers" by Bradford or an "Approved Succession Plan" and (A) which do not affect Bradford's control of the Borrower (except after Bradford's death or total disability), (B) the proposed transferee joins in the joint and several guarantees if so requested by Bank, (C) there is no default or Incipient Default under the Loan, (D) Bank's security position is not diminished, (E) Bank, upon request, receives an opinion of Borrower's counsel that the guaranty of all obligations due to Bank with respect to the Loan continue in full force and effect, (F) all documents are satisfactory in form and substance to Bank mid its counsel, and (G) all reasonable expenses related thereto are paid by Borrower.

APPROVED SUCCESSION PLAN: In the event of Bradford's death or long term total disability (as reasonably determined by Bank or as such term is defined at the time in the standard disability insurance policies offered in the United States by Prudential Insurance Company or by New York Life Insurance Company), the Borrower shall have six months thereafter to present to Bank a written plan for the management succession of Borrower and the Briad Group which shall be reasonably satisfactory to Bank (as evidenced by a writing to such effect from Bank) based upon such factors as the experience and reputation of the senior management group in businesses of similar types and size, their acceptability to the Franchisor, their degree of control over key decisions, their financial interests and exposure, and other relevant factors.

LEASES: Borrowers shall not amend or cancel any lease previously approved by Bank nor enter into any leases for space in the Property without Bank's prior written approval, not to be unreasonably withheld or delayed.

RECORDS AND ACCOUNTS: Borrowers will keep proper books of record and account with respect to the operation of the Property in accordance with generally accepted accounting principles.

NET OPERATING INCOME: "Net Operating Income" of a person shall mean:

         (i) all gross receipts received by the person from the operations of its business and property during the applicable period, calculated on a cash basis which reflects only the income actually anticipated to be received during the period (for items due with respect to periods not more than thirty (30) days before or after such twelve month period) including, without limitation, all amounts received from tenants as payment of operating expenses, but not including insurance or condemnation proceeds, refundable deposits or lease termination payments included as additional rent, principal or interest payments received the person on loans to tenants or others and fees and reimbursements for work performed for tenants by the person, less:

         (ii) all amounts, calculated on a cash basis, for the operation and maintenance of for the applicable twelve-month period, including, without limitation, inventories, consumables, real estate, rents, equipment rentals, the cost of management (including, without limitation, all incentive compensation), maintenance, franchise fees, cleaning, security, parking, maintenance and utilities, real estate taxes and assessments and other taxes related to the operation of its business and property), insurance premiums and necessary repairs and other costs and expenses provided that capital expenditures for improvements, repairs or replacements shall be taken at the higher of (A) actual expenditures during the period or (B) 4% of gross receipts from a hotel and 2% of gross receipts from a restaurant during the period. (All expenses shall be on a basis consistent with projected expenses for its business and property as heretofore and hereafter from time to time provided to Bank.)

provided that if Net Operating Income (or Debt Service Coverage) is being computed with respect to a prior period, gross receipts shall include only cash actually collected with respect to the period but expenses shall include both cash payments and any items properly accrued but unpaid.

DEBT SERVICE COVERAGE: "Debt Service Coverage" shall mean Net Operating Income of a person divided by interest expense (based, with respect to a floating rate loan, on the then prevailing interest rates) and amortization, if any (other than a final balloon payment), required during the applicable twelve (12) month period (whether on loans to Bank or indebtedness [including, without limitation, rent payments not otherwise included as an expense under (ii) above] to any other party with respect to its business or property excluding, however, any debt service to the Honigfeld Group on loans to such person which are subordinated to Bank provided that if such computation is being made with respect to a prior period, actual debt service shall be used.

                                    EXHIBIT B

                               GENERAL CONDITIONS

         1. Title Insurance. At the Closing, Borrowers will deliver to Bank, at Borrowers' cost, an A.L.T.A. policy of title insurance for the Loan together with such endorsements as Bank may reasonably require (including ALTA 9, First Loss, Last Dollar, Waiver of Arbitration, Land Same as Survey, Access, Tie In, and others which are offered in the state at a reasonable cost), issued by a title company approved by Bank (the "Title Company"), in the principal amount of the Loan, with such reinsurance or co-insurance as Bank may require, showing good, marketable, insurable and indefeasible fee simple title to the Property (other than any ground lease) and good and marketable title to any ground lease (provided further that the form and substance thereof has been approved in writing by Bank) in Borrowers, and insuring Bank that the Mortgage is a first and prior lien, for the full amount of the Loan, subject only to such exceptions as shall be approved by Bank's counsel. If this loan is closed through an independent escrow company, Bank may require Borrowers to obtain from the Title Company an insured closing letter, in form and substance satisfactory to Bank and its counsel. Borrowers shall pay the entire cost of said examination, policy, insured closing letter, survey, recording fees, filing fees, mortgage recording taxes, municipal and departmental searches and all additional expenses and disbursements incidental to the making of the Loan and paid or incurred by Bank or its counsel.

         2. Survey. Prior to the Closing, Borrowers will deliver to Bank an A.L.T.A. survey of the Property by a duly licensed engineer or surveyor, dated or redated not more than thirty (30) days prior to the Closing, which shall be certified to Bank and the Title Company in the form attached hereto as Schedule 1, and shall indicate the dimensions of the Property, the dimensions and locations of the improvements on the Property and of the easements, if any, the location of adjacent streets, and such other details as may be requested by Bank. [Bank will accept prior surveys made upon completion of the buildings within 10 years and with a representation from Borrower that there have been no further changes to the improvements which could affect the survey.]

         3. Compliance with Laws. Borrowers will provide Bank with evidence reasonably satisfactory to Bank and its counsel that:

                  (a) the Loan complies with all applicable laws, ordinances, rules and regulations of any governmental authority having jurisdiction over the Property or the Loan in force at the time of the Closing;

                  (b) the tax lot or lots for the Property do not include any properties other than the Property,

                  (c) a valid permanent unconditional certificate of occupancy and all other permits, licenses and other approvals required by all applicable laws and governmental authorities for the occupancy and operation of all portions of the Property have been issued and are in full force and were issued solely on the basis of the Property and not on the basis of other properties or easements or other interests that are not covered by the Mortgage (it being understood that, as relates to any items which are not obtainable until after completion of Improvements, they shall be required promptly upon substantial completion). The certificates of occupancy shall cover all the improvements described in "The Property" section (Paragraph 2) of this commitment, and permit such improvements to be legally occupied for the purposes contemplated under "The Property" section hereof,

                  (d) the Property and the operation and use thereof comply in all respects with all zoning, building, housing, subdivision, environmental, flood plan (flood insurance shall be carried by Borrower for any Property with a flood plain) and all other applicable laws, ordinances, notes and regulations and other legal requirements affecting or relating to the Property and with all applicable insurance underwriting, requirements, and there is no violation or claimed violation of any of the foregoing; and

                  (e) the rentals and other charges payable under all leases and all other provisions of the leases, comply with all applicable laws, ordinances, rules and regulations.

         4. Insurance. At least seven (7) days prior to the Closing, Borrowers will deliver to Bank original policies (or original certificates with copies of the policies if the insurance is part of a blanket policy covering multiple properties) of fire and extended coverage insurance covering the Property (and also covering all equipment, fixtures and other articles of personal property affixed to, installed at or used in connection with the operations of the Property) in such amounts as shall be required by Bank and with premiums fully paid one year in advance (unless the Property is covered under a blanket policy, in which case payment shall have been made as currently due thereunder) with appropriate endorsements showing the interest of Bank as first mortgagee (with respect to the foregoing) without contribution and with loss payable to Bank under a standard mortgagee endorsement. Such policies will be in the standard form of fire insurance policy with extended coverage and will provide coverage against such other risks as Bank may require including earthquake. At least seven (7) days prior to the Closing, Borrowers will also deliver to Bank proof satisfactory to Bank that the Property is not within a designated flood hazard area as identified by the U.S. Department of Housing and Urban Development.

                  Borrowers will carry (a) rent insurance in an amount equal to one year's gross income from the Property, (b) comprehensive general liability insurance in an amount satisfactory to Bank against claims and liabilities for injury or damage to persons or property occurring on or about the Property, (c) "Builder's Risk" insurance during construction, and (d) such other insurance coverages as Bank shall reasonably request.

                  Borrowers will provide a copy or certificate of all such policies to Bank not less than seven (7) days prior to the Closing. If the insurance is part of a blanket policy covering multiple property it shall specifically show Borrowers as insureds with respect to the Property.

                  All policies and/or certificates of insurance referred to in this paragraph 4 must be reasonably satisfactory to Bank as to the amounts and types of the coverage and the companies by which such policies are issued,

                  Borrowers shall keep all of the foregoing coverages in force during the term of the Loan.

         5. Leases and Estoppels. At least seven (7) days prior to the Closing, Borrowers will submit to Bank or its counsel for their approval:

                  (a) True, complete and correct copies of all leases and occupancy agreements, if any, for the Property including all amendments thereto or extensions thereof, and any guarantees thereof (collectively, the "Lease Agreements"). The Lease Agreements must be satisfactory to Bank's counsel, in all respects, and each and every Lease Agreement will contain a provision satisfactory to Bank's counsel subordinating such Lease Agreement to the Mortgage, all advances thereunder, and any renewals, extensions, modifications or consolidations thereof or if such a self operative subordination agreement is not contained in any Lease Agreement, Bank may require such an agreement for the tenant. The Mortgage and such other agreements as Bank may require will provide for the assignment to Bank of the Lease Agreements and the rents, profits and issue thereof, as additional security for the Mortgage. All Lease Agreements entered into after the closing will be in form and substance satisfactory to Bank's counsel, will comply with all applicable laws, rules and regulations of any governmental authority having jurisdiction over such Lease Agreement, and will be assigned to Bank as additional security.

                  (b) Estoppel certificates, in form approved by Bank and its counsel, signed by Borrowers submitting an estoppel to Bank shall be deemed a representation and warranty from Borrowers that there have been no material changes in the facts set forth therein since the date of its signing.

                  (c) A rent roll, certified by Borrowers.

                  (d) All management and other service contracts, if any, relating to the Property.

                  The estoppel certificates and the rent roll shall be entirely consistent with the Lease Agreements and there shall be no material defaults under the Lease Agreements by either landlord or tenant.

         6. No Change in Condition. At and as of the Closing, (a) the Property and all fixtures, furnishings and equipment will not have been destroyed or damaged, (b) no adverse change will have occurred in the income of the Property or in the financial condition of any major tenant, Borrowers or the Guarantors, and (c) no judicial or administrative proceedings will be pending against Borrowers or the Guarantors or the Property, which, if adversely determined, would, in the opinion of Bank, affect the security of the Loan.

                  At the Closing, Borrowers will certify to the existence or non-existence of such changes in the condition of the Property, Borrowers or the Guarantors and, to the best of their knowledge, the major tenants.

         7. Representations and Warranties. The Representations and warranties set forth in Schedule 2 to General Conditions incorporated herein by reference are and shall be true as of the date hereof and as of the date of Closing.

         8. Approval by Bank's Counsel. Bank's obligations under the commitment are conditioned, among other things, upon the approval by Bank's counsel of (a) the form and substance of all documents referred to in or contemplated by this commitment or incident to the Loan, including, without limitation, the Note, the Mortgage, the Environmental Indemnity Agreement, the Lease Agreements, title insurance policies, etc., (b) all matters pertaining to the title to the Property and the marketability of such title (Bank's counsel will deliver to Borrowers any objections to the state of title within ten (10) days after receipt by it of a copy of the respective title report or update or supplement thereto), (c) Borrowers' capacity and authority to accept the Loan and to execute the Loan Documents and (d) all other legal matters relating to the Loan. The judgment of Bank's counsel with respect to all legal matters will be final and binding on all parties.

         9. Taxes. All unpaid taxes, assessments and/or unmatured assessments, water, water meter and sewer charges which are a lien an the Property as of the Closing will be paid in full prior to the disbursement of any proceeds of the Loan and copies of receipted bills (or other proof acceptable to Bank) furnished to Bank's counsel. Borrowers shall, if required after a default in payment of taxes as described in the Mortgage, escrow with Bank for all such taxes and assessments during the term of the Loan.

         10. Interest Rate. It is not intended by any provision of the commitment or these General Conditions to charge Borrowers interest at a rate in excess of the maximum rate of interest permitted to be charged to Borrowers under applicable law, but if, nevertheless, interest in excess of said maximum rate is paid on the Loan, the excess amount will be deemed to have been paid in error and will be automatically applied in reduction of the principal balance of the Loan.

         11. Appraisal. Bank shall obtain, prior to the Closing, a current appraisal of the Property by a qualified appraiser, which appraisal will fully support Borrowers' application, but is not binding upon Bank as to the value of the Property.

         12. Environmental Report. Subject to the provisions in the body of this Commitment Letter, Borrowers will deliver to Bank, prior to the Closing, a current Phase I environmental report of the Property by a qualified engineer acceptable to Bank, which report shall in all respects be satisfactory to Bank.

         13. Opinion of counsel. Bank will be furnished, at Borrowers' expense, with legal opinions by Borrowers' counsel reasonably acceptable to Bank in form and substance.

         14. Decisions of Bank or its Counsel. Whenever in the forgoing provisions of these general stipulations the making of the Loan is conditioned upon any matter or thing being acceptable or satisfactory to Bank or its counsel, Bank's decision thereon or the decision of Bank's counsel as the case may be, will be final, binding and conclusive for all purposes.

         15. Governing Law. The commitment and these General Conditions will be governed by and construed in accordance with the laws of the State of New York and unless otherwise specifically provided in particular Loan Documents, they shall be similarly governed.

         16. Gender, Plural. The use of any gender herein shall include the other and the neuter and any singular shall also include the plural and vice versa.

                        SCHEDULE 1 TO GENERAL CONDITIONS

                               SURVEYOR'S GUARANTY
          [not required for prior surveys otherwise acceptable to Bank]

I/We hereby guaranty to Manufacturers and Traders Trust Company, M&T Real Estate Trust and ____________________________ (Name of Title Insurance Company) that
(a) this survey was prepared by me or under my supervision, (b) the property described hereon is the same as the property described in _________________________ Commitment No. ___________ with an effective date of
___________________, and that all easements, covenants and restrictions referenced in said title commitment or apparent from a physical inspection of the site or otherwise known to me have been plotted hereon or otherwise noted as to their effect on the subject property, (c) this survey accurately depicts the state of facts as they appear on the ground, (d) except as shown hereon, there are no improvements, encroachments, fences or roadways on any portion of the property reflected hereon, (e) tile property shown hereon has access to a publicly dedicated roadway, (f) the property is located within an area having a Zone Designation _______ by the Federal Emergency Management Agency (FEMA), on Flood Insurance Rate Map No. __________ with a date of identification of _________________, for Community No. __________ in _____________ County, State
of ____________________, which is the current Flood Insurance Rate Map for the community in which said premises is situated, (g) the title lines and lines of actual possession are the same, (h) all utility services required for the operation of the property either enter the property through adjoining public streets, or this survey shows the point of entry and location of any utilities which pass through or are located on adjoining private land in accordance with easements of record, (i) this survey shows the location and direction of all storm drainage systems for the collection and disposal of all surface drainage,
(j) the property surveyed contains ______ acres and _______ parking spaces, (k) any discharge into streams, rivers or other conveyance systems is shown on the survey. This map or plat and the survey on which it is based were made in accordance with laws regulating surveying in the State of_________________ and with the "Minimum Standard Detail Requirements of ALTA/ACSM Land Title Surveys," jointly established and adopted by American Land Title Associates ("ALTA") and American Congress on Surveying and Mapping ("ACSM") in 1999 and includes Items I, 2, 3, 4, 5, 6, 7(a) and (c), 8, 9, 10, 11(b), 14, 15 and 16 in Table A
contained therein. Pursuant to the Accuracy Standards as adopted by ALTA and ACSM and in effect on the date of this Guaranty, undersigned further guaranties that proper field procedures, instrumentation, and adequate survey personnel were employed in order to achieve results comparable to those outlined in the "Minimum Angle, Distance and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys."

Dated: _____________, 200__         [NAME OF SURVEYOR AND QUALIFICATION]

                                    ___________________________________________

                                    Registration No. __________________________

                        SCHEDULE 2 TO GENERAL CONDITIONS

                    BORROWERS' REPRESENTATIONS AND WARRANTIES

         Borrowers hereby make, and shall execute a certificate dated the Closing Date which restates, the following representations and warranties:

         a. Borrowers will have at closing good and marketable title to the Property and good title to the personal property (if any, other than that owned by tenants under Approved Leases), free and clear of all liens or encumbrances other than those which shall be released or removed on or prior to the Closing Date and those to which Bank has specifically consented in writing.

         b. No actions, suits, investigations, litigation, bankruptcy, reorganization or other proceedings are pending at law or in equity or before any federal, state, territorial, municipal or other government department, commission, board, bureau, agency, courts or instrumentality, or to the best of its knowledge, are threatened, against or materially and adversely affecting of Bradford, Borrowers, or any general partner or manager therein or owner thereof, the operations of the Property or, to the best of Borrowers' knowledge (which phrase throughout shall include the knowledge of Bradford and the principals of Borrowers), or any tenant, (i) which would, as of the Closing Date, affect the validity or priority of the lien of the Mortgage, (ii) which will adversely affect the ability of any Guarantors or Borrowers to perform their obligations pursuant to and as contemplated by the terms and provisions of the commitment, or (iii) which could materially and adversely affect the operations or financial condition of any Guarantors, Borrowers, or any partner or owner thereof.

         c. The execution, delivery and performance of the Commitment, the Note, the Mortgage and the other Loan Documents will not constitute a breach or default under any other agreement to which Borrowers are a party or may be bound or affected, or a violation of any law or court order which may affect the Property, any part thereof, any interest therein, or the use thereof

         d. Borrowers are not in violation of or in default with respect to any term or provision of any other loan commitment, mortgage, deed of trust, indenture, contract, or instrument applicable to Borrowers or the Property or by which any of the foregoing is bound or with respect to any order, writ, injunction, decree or demand of any court or any governmental agency or authority.

         e. Borrowers have not entered into any leases nor, to the best of Borrowers' knowledge, are there any unrecorded leases or other arrangements for occupancy of space within the Property other than (i) the leases reflected in the rent roll and (ii) leases entered into after the date hereof approved in writing by Bank.

         f No condemnation of any portion of the Property has commenced or, to the best of Borrowers' knowledge, is contemplated by any governmental authority.

         g. All factual information and all financial statements, operating statements, leases and rent rolls previously furnished by or on behalf of any Guarantors or Borrowers to Bank in connection with the Loan and all other submissions referred to herein or required by this Commitment are and will be true, complete and correct in all material respects, are not misleading in any material respect aid do not omit any information required to prevent such statements, loan submissions or materials from being materially misleading under the circumstances,

         h. No material adverse change in the operations of the Property or in the financial condition of any Guarantors or Borrowers have occurred since the date of preparation of the most recent financial statements and operating statements delivered to Bank.

         i. To the best of Borrowers' knowledge and except as may have been previously disclosed in writing to Lender, (i) the Property is structurally sound and the operation of the Property complies with all applicable zoning, environmental protection or control codes and fire, electrical and building codes, rules and regulations, and (ii) there is no license, approval or permit, necessary for either the lawful operation of the Property or the lawful occupancy thereof, including, without limitation, utility, building, zoning, subdivision control, land and water use, environmental protection and flood hazard permits, which has not been obtained.

         j. Borrowers are not in default under any lease; no tenant lease contains any option to purchase any interest in the Property; to the best of Borrowers' knowledge, no tenant has committed an uncured monetary default under its lease (except as previously disclosed in writing to Bank), all conditions precedent to any tenant's obligation to pay rent have been satisfied and, no tenant has committed any nonmonetary default under its lease (except as previously disclosed in writing to Bank).

         k. To the best of Borrowers' knowledge, there are no unrecorded contracts to purchase the Property or any interest therein.

         1. To the best of Borrowers' knowledge, other than as may be set forth in the Environmental Report to be delivered to Bank prior to Closing:

                (i) no Hazardous Material (defined as those substances, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Material Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic waste, materials or substances under any Hazardous Material Law) has been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, in or on or under the Property, including without limitation, the surface and subsurface waters of the Property, nor has any activity been undertaken on the Property which would cause (i) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within any Hazardous Material Law (defined as any present and future local, state and federal law relating to the environment and environmental conditions including without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss.6901 et seq., the
                      Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss.ss.9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. ss.6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss.ss.7401 et seq., the Clear Water Act, 33 U.S.C. ss.7401, et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss.2601-2629, the Safe Drinking Water Act, 42 U.S.C. ss.ss.300f-300j, and all the regulations, orders, decrees now or hereafter promulgated thereunder), (ii) a release or threatened release of Hazardous Material from the Property within the meaning of, or otherwise bring the Property under any Hazardous Material Law, or (iii) the discharge of Hazardous Material which would require a permit under any Hazardous Material Law,

                (ii) there are no conditions with respect to the Property which would cause a violation or support a claim under any Hazardous Material Law; and

                (iii) no underground storage talks or underground deposits of
                      Hazardous Materials are or were located on the Property and subsequently removed or filled.

         m. The Property consists of a separate tax lot or lots assessed separately and apart from any other property owned by Borrowers or any other owner.

         n. The Property (except for those parcels covered by flood insurance) does not lie in a 100 year flood plain that has been identified by the Secretary of Housing and Urban Development or any other governmental authority.

         o. To the best of Borrower's knowledge, tenants' operations do not violate any exclusive use clause of any other tenant at the Property.

         p. The Property is being used and will be operated in accordance with all easements and restrictions of record.

         q. No Borrower or Guarantor is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder ("ERISA") nor a "governmental plan" within Section

                3(32) of ERISA and transactions by or with any Borrower or Guarantor are not subject to state statutes regulating investments of, and fiduciary obligations with respect to, governmental plans. Neither Borrowers nor Guarantors nor any other person, including any fiduciary, has engaged in any prohibited transaction (as defined in Section 4975 of the Internal Revenue Code [the "Code"] or Section 406 of ERISA] which could subject any Borrower or Guarantor or any person whom they have an obligation to indemnify to any tax or penalty imposed under Section 4975 of the Code of Section 502 of ERISA; neither Borrower nor Guarantor nor any "ERISA Affiliate" (any entity, trade or business which is under common control with another person under Section 414(b) or (c) of the Code or is required to be treated as a single employer with such person under Section 414(m) or (o) of the Code) maintains, contributes to or has any liability with respect to a Multiemployer Plan or any other plan subject to Title IV or ERISA; each Employee Benefit Plan, if any, of Borrower or Guarantor, is administered in accordance with its terms and in compliance with all applicable Laws, including any reporting requirements; each Pension Plan, if any, of Borrower or Guarantor, intended to qualify under Section 401 (a) or 401(k) of the Internal Revenue Code ("Code") does so qualify; there is no lien outstanding or security interest given in connection with any such Pension Plan; neither any Borrower nor any Guarantor nor any ERISA Affiliate has any liability with respect to an accumulated funding deficiency (whether or not waived) under Section 412 of the Code or Section 302 of ERISA; neither any Borrower nor any Guarantor has any liability for retiree medical or death benefits (contingent or otherwise) other than as required by
                Section 4980B of the Code; Borrowers and Guarantors do not, and no part of the funds to be used by Borrowers or Guarantors in satisfaction of their respective obligations under the Commitment and the other Loan Documents, constitute "plan assets" within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the United States Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law.

         r.     The Property complies fully with the Americans With Disabilities
                Act.

         s. No Borrower or Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately,
                (i) to purchase or carry margin stock or to extend credit to other for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or
                (ii) far any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation G, U or X.

         t. Borrower is not (i) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii), a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                There has been no change to the exterior dimensions of any improvements on any of the Property subsequent to the date of the survey delivered to Bank with respect to each site comprising the Property except as set forth in the survey affidavits, a complete set of which have been given to the Bank.

Borrowers hereby agree and shall state in the above certificate that these representations and warranties are also made with the purpose of enabling the holders of the Mortgage and the Note, from time to time, to rely upon the truth of matters recited in these representations and warranties as of the date they were made.

                                    EXHIBIT C

                                   PROPERTIES

                     Manufacturers and Traders Trust Company
                                 350 Park Avenue
                            New York, New York 10022


                                 April 28, 2005


Majestic Empire Holdings, L.L.C.
c/o Bradford Honigfeld
The Briad Group
78 Okner Parkway
Livingston, NJ 07039

           RE: $6 MILLION REVOLVING LOAN


Dear Mr. Honigfeld:

         Reference is made to that certain Commitment Letter dated April 20, 2005 between Manufacturers and Traders Trust Company and Majestic Empire Holdings, L.LC. This letter will clarify the reference to "margin securities" in Paragraph 1, Terms of Loan, section entitled Purchase of Loan, of the Commitment Letter. Notwithstanding such reference, the proceeds of the Loan may be used to purchase and carry the securities of any privately or publicly held restaurant or hotel business.

                                    Very truly yours,

                                    Manufacturers and Traders Trust Company



                                    By:
                                        -----------------------
                                    Name:  Jason Lipiec
Title:    Vice President